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                                                                   EXHIBIT 2.4


THIS AGREEMENT made as of the 1st day of February, 1999.


B E T W E E N:

                           VIDEOFLICKS CANADA LIMITED,

                                 (the "Seller")


                                     - and -


                            VIDEOFLICKS.COM LIMITED,

                                 (the "Buyer").


WHEREAS:

     1. The Seller maintains a warehoused inventory of movies on videotape cassette ("Videos");

     2. The Buyer carries on the business of selling Videos via its web site on the internet;

     3. The Buyer requires a supply of Videos to meet its requirements for its business;

     4. The Buyer wishes to purchase and the Seller wishes to sell Videos, for the consideration and on and subject to the terms and conditions contained in this Agreement;

IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, it is agreed by and between the parties as follow:

1.   AGREEMENT TO BUY AND TO SUPPLY

     The Buyer agrees to purchase Videos from the Seller to meet its requirements during the term of this Agreement, and the Seller agrees to supply Videos to the Buyer to meet those requirements, on the terms and in the manner set forth in this Agreement.

2.   PURCHASE PRICE

     The Buyer agrees to pay to the Seller, for orders accepted for delivery in the period during the term of this Agreement, for the supply of Videos, the prices quoted for such Videos as the wholesale catalogue price by the arm's length wholesale company, Video One Canada Ltd., plus the Buyer's shipping charges or those of a third party retained by the Buyer, plus applicable taxes.




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3.   PAYMENT OF PURCHASE PRICE

     The Seller shall invoice the Buyer for each shipment of Videos and the Buyer shall make payment to the Seller not later than thirty days following receipt of the invoice. In the event the invoice is not paid within the thirty-day period, all overdue amounts shall collect interest at the rate of 2% per month.

4.   TERM OF AGREEMENT AND TERMINATION

     The term of this Agreement shall be deemed to have commenced on December 1, 1998 and terminate in the event that the Seller no longer maintains a warehoused inventory of Videos, in respect of which the Seller shall provide the Buyer with not less than thirty (30) days prior written notice.

5.   DEFECTIVE VIDEOS

     If any of the Videos which are delivered by the Seller to the Buyer or as directed by the Buyer pursuant to this Agreement are defective in respect of workmanship or materials, the Seller shall replace those items with others which are not defective.

6.   CANCELLATION FOR BREACH

     Failure of the Seller to deliver Videos, which the Seller has indicated it has in its inventory and has committed to supply to the Buyer, to or to the direction of the Buyer, or of the Buyer to pay for the Videos on the due date for payment, shall entitle the other party in each case to treat this Agreement as repudiated, but without prejudice to any rights accruing due in either party at that date.

7.   NON-ASSIGNMENT

     The Seller may not assign or delegate its obligations under this Agreement without the Buyer's prior written consent, consent not to be unreasonably withheld. This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

8.   GOVERNING LAW

     This Agreement is to be construed according to the laws of the Province of Ontario and the laws of Canada applicable therein.

9.   TIME

     Time shall be of the essence in the herein Agreement.




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10.  SEVERABILITY

     If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, order or other rule of law, that term shall be deemed modified or deleted, but only to the extent necessary to comply with the statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

11.  NO IMPLIED WAIVER

     The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

12.  NOTICE

     Any notice or other writing required or permitted to be given under this Agreement or for the purposes of it to any party, shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by telex, telefax or other form of recorded communication to that party:

     (a)   in the case of a notice to the Buyer at :

           1654 Avenue Road
           Toronto, Ontario, M5M 3Y1
           Fax (416) 782-4430

and

     (b)   in the case of a notice to the Seller at:

           106 Orenda Road
           Brampton, Ontario, L6W 3W6
           Fax (905) 459-4343

or at any other address as the party to whom the writing is to be given shall have last notified the other party. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is delivered at that address, provided that if that day is not a business day then the notice shall be deemed to have been given and received on the first business day next following that day. Any notice mailed shall be deemed to have been given and received on the third business day next following the date of its mailing. Any notice transmitted by telex, telefax or other form of recorded communication shall be deemed given and received on the first business day after its transmission.




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13.  ENTIRE AGREEMENT

     This Agreement, together with the attachments, documents or schedules specifically referenced in the Agreement, constitutes the entire agreement between the Seller and the Buyer with respect to the matter contained herein and supersedes all prior oral or written representations and agreements. This Agreement may only be modified by a written agreement duly executed by the Seller and the Buyer.

     IN WITNESS WHEREOF the parties have executed this Agreement on the date first written.


                                      VIDEOFLICKS CANADA LIMITED
                                      Per:

                                         /s/ MICHAEL KAVANAGH
                                      ------------------------------------------
                                             A.S.O.



                                      VIDEOFLICKS.COM LIMITED
                                      Per:

                                         /s/ MICHAEL KAVANAGH
                                      ------------------------------------------
                                             A.S.O.